EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

STATE OR OTHER JURISDICTION OF
NAME OF SUBSIDIARY	INCORPORATION OR ORGANIZATION
Tekelec Limited	United Kingdom
IEX Corporation	Nevada
Tekelec France	France
Tekelec Canada Inc.	Canada
Tekelec Germany GmbH	Germany
Tekelec Hong Kong Ltd.	Hong Kong
Tekelec Italy srl	Italy
Tekelec do Brasil Ltda.	Brazil
Tekelec Singapore Pte. Ltd.	Singapore
Tekelec Spain, SL	Spain
Tekelec International Inc.	Delaware
Tekelec Malaysia Sdn. Bhd.	Malaysia
Tekelec Mexico, S.de R.L. de C.V.	Mexico
Santera Systems Inc.	Delaware
Steleus Group Private Ltd. (India)	India
Tekelec Systems India Private Ltd.	India
Tekelec Taiwan Co. Ltd.	Taiwan
Taqua, Inc.	Delaware
VocalData, Inc.	Delaware
Steleus Group, Inc.	New York
Steleus SAS	France

*	The subsidiaries of the Registrant do not do business under any name other than as listed above